Exhibit 2.2

CERTIFICATE OF CONVERSION

OF

GOLDEN GROWERS COOPERATIVE

Golden Growers Cooperative, a Minnesota cooperative association organized under Minnesota Statutes, Chapter 308A, hereby files this Certificate of Conversion pursuant to Minnesota Statutes, Section 308B.225 in order to convert and become subject to the provisions of the Minnesota Cooperative Associations Act, Minnesota Statutes Chapter 308B:

1.             The Cooperative was initially organized on June 29, 2009.

2.             The name of the Cooperative is Golden Growers Cooperative and the Cooperative will continue under the same name.

3.             The Articles of Incorporation of the Cooperative shall be amended and restated in the form attached hereto as Exhibit A, which Amended and Restated Articles of Organization shall supersede and replace the original Articles of Incorporation.

4.             The Cooperative has provided the members with a disclosure statement describing the rights and obligations of the members before and after becoming subject to Chapter 308B, and has obtained the approval of the members in accordance with Minnesota Statutes, Section 308B.225.

5.             The Cooperative shall be governed by Chapter 308B effective as of 12:01 a.m. on September 1, 2009.

Dated:  August 25, 2009

GOLDEN GROWERS COOPERATIVE

By:	/s/ Harvey A. Pyle
Name: Harvey A. Pyle
Its: Chairperson

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

GOLDEN GROWERS COOPERATIVE

A Minnesota Cooperative Association

Organized Under Chapter 308B of Minnesota Statutes.

ARTICLE I

NAME

1.             The name of this Cooperative shall be:

Golden Growers Cooperative

ARTICLE II

PURPOSE

The purposes for which this Cooperative is formed are as follows:

(a)           To provide or procure for its members any and all goods and services related to producing and marketing agricultural products or any products derived therefrom with particular emphasis being placed upon the agricultural commodity known as corn.

(b)           To provide a processing, marketing and service organization for its members.

(c)           To construct, maintain, own, operate, and/or contract for facilities by which corn to be provided by its members may be gathered, prepared and marketed to their best advantage.

(d)           To invest money, property, time and talent of this Cooperative’s personnel related to the operation of ProGold Limited Liability Company’s corn processing facility, in which this Cooperative is a member.

(e)           To provide its members with information concerning agricultural research, farming practices and methods of production.

(f)            To assist its members in acquiring all types of agricultural machinery and supplies.

(g)           To encourage the growing, processing, and marketing of such other agricultural products by its members as may from time to time prove economically feasible and in their best interests.

ARTICLE III

DURATION

The period of duration of this Cooperative shall be perpetual.

ARTICLE IV

ORGANIZER

The name and address of the organizer is as follows:

Daniel C. Mott

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN  55402-1425

ARTICLE V

REGISTERED OFFICE/AGENT

The registered office of this Cooperative shall be: 590 Park Street, Suite 6, St. Paul, Minnesota 55103.

The registered agent at that address is: National Registered Agents, Inc.